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CV THERAPEUTICS IDENTIFIES POTENTIAL ANTI-DIABETIC MECHANISM OF ACTION FOR RANEXA(R)

--New preclinical information may correlate with clinical HbA1c reductions observed in Phase 3 CARISA and MERLIN TIMI-36 clinical trials --

PALO ALTO, Calif., July 9, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that researchers have completed preliminary preclinical studies showing that ranolazine increased glucose stimulated insulin secretion in pancreatic beta-cells. In separate experiments using preclinical models of insulin resistance, ranolazine also improved glucose homeostasis.

These data could illustrate an underlying first in class mechanism of action for the statistically significant reductions in HbA1c levels observed with Ranexa in cardiovascular patients with diabetes from the phase 3 CARISA (n=189 with angina and diabetes) and MERLIN TIMI-36 (n=2,220 with acute coronary syndromes and diabetes) clinical trials.

In CARISA (Combination Assessment of Ranolazine in Stable Angina), Ranexa (ranolazine extended release tablets) reduced HbA1c levels by an average of up to 0.7 percentage points in angina patients with diabetes. The reduction in HbA1c was not associated with increased hypoglycemia.

“Preclinical studies have shown that Ranexa inhibits the late sodium current in cardiac cells. Potentially, the sodium channels present in pancreatic beta-cells may play a role in the secretion of insulin,” said Luiz Belardinelli, M.D., senior vice president of pharmacological translational and biomedical research and a distinguished fellow of cardiovascular science at CV Therapeutics.

The company plans to submit data from these new preclinical experiments for publication later this year.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa(R) (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; dependence on Ranexa; special protocol assessment agreement for Ranexa; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-Q for the quarter ended March 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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